SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)
                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        TESCUMSEH PRODUCTS COMPANY
               (Name of registrant as specified in its charter)

                        TESCUMSEH PRODUCTS COMPANY
                  (Name of person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies: ______
        ______________________________________________________________________

    (2) Aggregate number of securities to which transaction applies: ________
        ______________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ______________________________________________________________________

    (4) Proposed maximum aggregate value of transaction: _____________________

        ______________________________________________________________________

    (5) Total fee paid:
        ______________________________________________________________________

[ ] Fee paid previsouly with preliminary materials:____________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid: _____________________________________________

     (2) Form, schedule or registration statement no.: _______________________

     (3) Filing party: _______________________________________________________

     (4) Date filed: _________________________________________________________


                 [ LETTERHEAD -- TECUMSEH PRODUCTS COMPANY ]

                          TECUMSEH PRODUCTS COMPANY
                          100 EAST PATTERSON STREET
                           TECUMSEH, MICHIGAN 49286
                                   [LOGO]



                                                               March 14, 1997


Dear Shareholder:

     We cordially invite you to attend Tecumseh Products Company's 1997 annual meeting of shareholders. We are holding this year's meeting at 9:00 a.m. on Wednesday, April 23, 1997 at the Tecumseh Country Club in Tecumseh, Michigan.

     Only Class B shareholders will vote at the meeting. However, all shareholders are most welcome to attend. We are sending the same Proxy Statement and related materials to all shareholders but are sending a form of proxy to Class B shareholders only.

     If you are a Class B shareholder, your vote is very important. Even if you plan to attend in person, please complete and mail the enclosed proxy at your earliest convenience. Thank you.


Sincerely,

/s/ Kenneth G. Herrick
Chairman of the Board of Directors

/s/ Todd W. Herrick
President and Chief Executive Officer

                 [ LETTERHEAD -- TECUMSEH PRODUCTS COMPANY ]



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                April 23, 1997

Tecumseh Products Company holds a meeting of its shareholders every year. The date, time, and place of this year's annual meeting are as follows:

Wednesday, April 23, 1997
9:00 a.m.
Tecumseh Country Club
Burt Street
Tecumseh, Michigan

(From the center of Tecumseh, Michigan, go north on the Tecumseh-Clinton Road about one mile to Burt Street. Turn right. Tecumseh Country Club is on the south side of Burt Street about one mile east of the Tecumseh-Clinton Road.)

The purposes of this year's annual meeting are:

1. To elect a Board of Directors for the following year.

2. To consider any other matters properly presented at the meeting. (We do not expect any other matters to be presented.)

All shareholders are most welcome to attend the meeting, but only those who held Class B stock at the close of business on February 28, 1997 will be entitled to vote.

If you are a holder of Class B Stock, you will find enclosed a form of proxy solicited by our Board of Directors. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy. Even if you sign a proxy, you may still attend the meeting and vote in person. You may revoke your proxy any time before the voting begins.

YOUR VOTE IS VERY IMPORTANT.

Thank you.

TECUMSEH PRODUCTS COMPANY
Daryl P. McDonald
Corporate Counsel and Secretary

March 14, 1997

                          TECUMSEH PRODUCTS COMPANY
                          100 EAST PATTERSON STREET
                           TECUMSEH, MICHIGAN 49286

                               PROXY STATEMENT

We (the Board of Directors of Tecumseh Products Company) are soliciting proxies to vote Company shares at the 1997 annual meeting of shareholders. Shareholders will meet at 9:00 a.m. on Wednesday, April 23, 1997 for the purposes stated in the accompanying Notice of Annual Meeting. This Proxy Statement contains information which may help you decide whether to sign and return the enclosed proxy. We began mailing this Proxy Statement to shareholders on or about March 14, 1997.

Please read this Proxy Statement carefully. You can obtain more information about the Company from our 1996 Annual Report to Shareholders and from the public documents we file with the Securities and Exchange Commission (SEC).

VOTING

The Company has two classes of stock: Class B Common Stock, $1.00 par value, and Class A Common Stock, $1.00 par value. At the close of business on February 28, 1997 (the record date for the meeting), 5,470,146 Class B shares and 16,410,438 Class A shares were outstanding. Class B shares have full voting rights. With very limited exceptions, Class A shares have no voting rights. Nothing on the agenda for this year's annual meeting will require a vote by Class A shareholders so we are only soliciting proxies from Class B shareholders.

Only record holders of Class B stock as of the record date are entitled to vote at the meeting. To have a quorum, a majority of the Class B shares entitled to vote must be present at the meeting (either in person or by proxy).

If you complete the enclosed proxy and return it before the meeting, the persons named will vote your shares as you specify in the proxy. You may revoke a proxy any time before voting begins.

PRINCIPAL SHAREHOLDERS

The table on the next page shows the Class B stock held by persons we know to be beneficial owners (as defined in SEC Rule 13d-3) of more than 5% of the Class B stock. The information in the table is as of February 28, 1997 unless a different date is shown.

                             Class B Shares Owned

                                                       Amount and Nature of Beneficial Ownership
                            ----------------------------------------------------------------------------------------
                             Sole            Sole           Shared           Shared
                            Voting        Investment        Voting         Investment                        Percent
   Name and Address         Power            Power           Power           Power            Total         of Class
-------------------         ------        ----------        ------         ----------         -----         --------
Herrick Foundation
150 West Jefferson
Suite 2500
Detroit, MI 48226         1,367,525(1)     1,367,525(1)                                     1,367,525(1)      25.0%

Kenneth G. Herrick
Tecumseh Products Co.
100 E. Patterson St.
Tecumseh, MI 49286                                           888,113(2)      888,113(2)       888,113(2)      16.2%

Comerica Bank
411 West Fort St.
Detroit, MI 48226             2,025(3)         1,800(3)    1,308,005(3)    1,308,230(3)     1,310,030(3)      23.9%

John W. Gelder
150 West Jefferson
Suite 2500
Detroit, MI 48226               100              100       1,081,821(4)    1,081,821(4)     1,081,921(4)      19.8%

----------------
(1) Kenneth G. Herrick, Todd W. Herrick, and John W. Gelder, all of whom are directors and nominees for director, are members of the Board of Trustees of Herrick Foundation.

(2) Shares held as a trustee of trusts for the benefit of himself and his descendants (Kenneth Herrick Trusts).

(3) As of December 31, 1996, based on a Schedule 13G filed by Comerica Bank with the SEC. Includes shares held as a trustee of the Kenneth Herrick Trusts. Also includes shares held as a trustee of other trusts, including trusts holding a total of 193,708 Class B shares of which John W. Gelder is also a trustee.

(4) Shares held as a trustee of the Kenneth Herrick Trusts and of the other trusts referred to in note (3).


ELECTION OF DIRECTORS

Election Procedure

The Company's bylaws authorize us to determine the number of directors that will make up the full Board. This year, we have decided to continue the number of directors at nine and have nominated all nine incumbent directors for reelection. If you return a proxy to us, it will be voted for all of our nominees or, if you specify otherwise, as you specify. If a nominee becomes unable to serve (which we do not expect to happen), your proxy will be voted for a substitute determined in the best judgment of the proxy holders.

From the persons duly nominated, directors will be elected at the annual meeting by plurality vote of the record date holders of Class B shares present or represented at the meeting. This means that this year, regardless of the number of Class B shares not voted for a nominee, the nominees who receive the highest through ninth-highest numbers of votes will be elected.

Nominees for Director

The following paragraphs provide information about each nominee (including his business experience for at least the past five years) which you may wish to consider as you decide how you would like your proxy voted.

Kenneth G. Herrick (director since 1951, age 75). Chairman of the Board of Directors of the Company. Mr. Herrick is a member of the Board of Trustees of Howe Military School and of Herrick Foundation.

Todd W. Herrick (director since 1973, age 54). President and Chief Executive Officer of the Company. Mr. Herrick is a member of the Board of Directors of Comerica Bank and is a member of the Board of Trustees of Henry Ford Health System, of Albion College, of Howe Military School, and of Herrick Foundation. He is also a member of the Advisory Board to the School of Business of the University of Michigan and a member of the Advisory Board to the School of Business of the University of Notre Dame. He is a member of the

Pension Committee. Mr. Herrick is the son of Kenneth G. Herrick.

John H. Foss (director since 1982, age 54). Vice President, Treasurer and Chief Financial Officer of the Company. Mr. Foss is a member of the Board of Directors of United Bancorp, Inc., of United Bank & Trust, and of Bartech, Inc. He is a member of the Pension Committee.

J. Russell Fowler (director since 1967, age 78). Retired since 1994; Chairman Emeritus of Jacobson Stores, Inc. (mercantile business) from 1992 to 1994; Chairman of the Board of Directors and Chief Executive Officer of Jacobson Stores, Inc. from 1982 to 1992. Mr. Fowler is a member of the Board of Directors of Butterfield Investment Company. He is a member of the Audit Committee.

Dean E. Richardson (director since 1979, age 69). Retired. Mr. Richardson is a member of the Board of Directors of DTE Energy Company and of its principal subsidiary, The Detroit Edison Company. He is a member of the Audit Committee and the Executive Compensation Committee.

John W. Gelder (director since 1989, age 63). Senior Member of the law firm of Miller, Canfield, Paddock and Stone, P.L.C. Mr. Gelder is a member of the Board of Trustees of Herrick Foundation. He is a member of the Pension Committee and the Audit Committee.

Stephen L. Hickman (director since 1991, age 54). Chairman of the Board of Directors, President, and Chief Executive Officer of Brazeway, Inc. (manufacturer of aluminum extrusions and fabrication of aluminum products). Mr. Hickman is a member of the Board of Directors of Adrian State Bank, of Kenmore-Brazeway of Crook, England, and of Spangler Candy Company. He also is a member of the Board of Trustees of Siena Heights College. He is a member of the Audit Committee and the Executive Compensation Committee.

Peter M. Banks (director since 1991, age 59). President and Chief Executive Officer of Environmental Research Institute of Michigan since 1995; Dean of the College of Engineering of the University of Michigan from 1990 to 1994. Dr. Banks is a member of the Board of Directors of Michigan Development Corporation. He also is a member of the Board of Trustees of Consortium for International Earth Science Information Networking and of Industrial Technology Institute. He is a member of the Pension Committee and the Executive Compensation Committee.

Jon E. Barfield (director since 1993, age 45). Chairman and Chief Executive Officer of Bartech, Inc. (contract employment and related staffing services) since 1995; President of Bartech, Inc. from 1981 to 1995. Mr. Barfield is a member of the Board of Directors of First of America Bank Corporation. He also is a Charter Trustee of Princeton University, a member of the Board of Trustees of GMI Engineering and Management Institute, of Henry Ford Museum and Greenfield Village, and of Detroit Educational Television Foundation Channel 56, and a director of the Community Foundation for Southeastern Michigan. He is a member of the Pension Committee and the Executive Compensation Committee.

Directors' Meetings and Certain Standing
   Committees

We have no standing nominating committee or committee performing similar functions. We do have an Audit Committee and an Executive Compensation Committee.

The Audit Committee selects and recommends to the Board the employment of independent public accountants, reviews the audit plans of our independent public accountants and internal auditors, the scope and effectiveness of their audits, the fees the independent public accountants charge, and our annual financial statements before release. It also reviews and acts on comments and suggestions by our independent public accountants and internal auditors relating to their audit activities.

The functions of the Executive Compensation Committee include annually fixing the salaries of our Chief Executive Officer and the other executive officers, considering, developing, reviewing, and making recommendations concerning programs for annual and long-term incentive compensation for those executives and for other key employees, and administering those programs, including our Management Incentive Plan. No director on this committee can be an employee of the Company.

We held ten Board of Directors meetings during 1996. The Audit Committee met four times, and the Executive Compensation Committee met twice during the year. In 1996, each director attended at least 75% of the total of all Board meetings and all meetings of Board committees on which he served that were held during his period of service, except that Kenneth G. Herrick attended 70% of the meetings applicable to him.

Director Compensation

We do not pay employee directors any separate compensation for serving as directors. We pay all other directors a monthly retainer of $1,000 (increased from $600 last May), a $1,500 fee for each Board meeting attended, and a $1,000 fee (increased from $600 last May) for each committee meeting attended. We also reimburse those directors for travel expenses.

Management's Ownership of Equity
   Securities

The table on the next page provides information about Rule 13d-3 beneficial ownership of Class B stock and Class A stock by each director, each current or former executive officer named in the Summary Compensation Table, and all directors and current executive officers as a group.

   Number of Shares of Common Stock Beneficially Owned on February 28, 1997

                                        Sole Voting
                         Class of           and                                             Aggregate
                          Common        Investment                         Aggregate         Percent
        Name              Stock            Power            Other            Total            Owned
        ----             --------       -----------         -----          ---------        -------
Peter M. Banks        Class B .....          -0-                -0-              -0-          -0-
                      Class A .....          -0-                -0-              -0-          -0-
Jon E. Barfield       Class B .....          -0-                -0-              -0-          -0-
                      Class A .....          659                -0-              659               *
John H. Foss          Class B .....          100                -0-              100               *
                      Class A .....          300                -0-              300               *
J. Russell Fowler     Class B .....        1,300                -0-            1,300               *
                      Class A .....          900                -0-              900               *
John W. Gelder        Class B .....          100                -0-(1)           100               *
                      Class A .....          300                -0-(1)           300               *
Kenneth G. Herrick    Class B .....          -0-          2,328,188(2)     2,328,188           42.6%
                      Class A .....          -0-          1,015,765(2)     1,015,765            6.2%
Todd W. Herrick(3)    Class B .....       21,906             10,000(4)        31,906               *
                      Class A .....          -0-                -0-(4)           -0-          -0-
Stephen L. Hickman    Class B .....          100                -0-              100               *
                      Class A .....          300                -0-              300               *
Dean E. Richardson    Class B .....          100                -0-              100               *
                      Class A .....          300                -0-              300               *
Harry L. Hans         Class B .....          -0-                -0-              -0-          -0-
                      Class A .....          -0-                -0-              -0-          -0-
All directors and
  current executive
  officers
  as a group
  (9 persons)         Class B .....       23,606          2,338,188        2,361,794           43.2%
                      Class A .....        2,759          1,015,765        1,018,524            6.2%

----------------
* Less than 1%

(1) Does not include the 888,113 Class B shares and 454,441 Class A shares owned by the Kenneth Herrick Trusts or the 193,708 Class B shares owned by other trusts of which Mr. Gelder is a co-trustee. Also does not include the 1,367,525 Class B shares and 458,347 Class A shares owned by Herrick Foundation. Mr. Gelder disclaims beneficial ownership of all of these shares.

(2) Includes the 888,113 Class B shares and 454,441 Class A shares owned by the Kenneth Herrick Trusts. Also includes the 1,367,525 Class B shares and 458,347 Class A shares owned by Herrick Foundation and the 72,550 Class B shares and 102,977 Class A shares owned by Howe Military School, of which Kenneth G. Herrick is a member of the Board of Trustees. Mr. Herrick disclaims beneficial ownership of the shares owned by Herrick Foundation and Howe Military School.

(3) Todd W. Herrick is an income beneficiary of the Kenneth Herrick Trusts.

(4) Includes 10,000 Class B shares owned by Albion College, of which Mr. Herrick is a member of the Board of Trustees. Does not include the 1,367,525 Class B shares and 458,347 Class A shares owned by Herrick Foundation and the 72,550 Class B shares and 102,977 Class A shares owned by Howe Military School, of which Todd W. Herrick also is a member of the Board of Trustees. Mr. Herrick disclaims beneficial ownership of both the included and excluded shares.

Section 16(a) Beneficial Ownership
   Reporting Compliance

Directors, certain officers, and beneficial owners of more than 10% of the Class B Stock are required to file reports about their ownership of Company equity securities under Section 16(a) of the Securities Exchange Act of 1934 and to provide copies of the reports to us. Based on the copies we received and on written representations from the persons we know are subject to these requirements, we believe that all 1996 filing requirements were met.

EXECUTIVE COMPENSATION


Summary Compensation Information

The table which follows provides information about the compensation of our Chief Executive Officer and each other person who served as an executive officer during 1996 and whose total salary for that year exceeded $100,000.

                          SUMMARY COMPENSATION TABLE


                                                 Annual       Long-Term
                                              Compensation   Compensation
                                              ------------   ------------
                                                                Awards
                                                             ------------
                                                              Restricted
                                                                Stock          All Other
  Name and Principal Position          Year    Salary(1)     Award(s)(2)    Compensation(3)
  ---------------------------          ----    ---------     -----------    ---------------
  Todd W. Herrick                      1996     $365,000       $ 70,619         $4,500
  President, CEO                       1995      330,000         80,496          4,500
                                       1994      300,000        126,562          4,500

  John H. Foss                         1996     $242,000       $ 48,821         $4,500
  Vice President, Treasurer, CFO       1995      220,000         53,664          4,500
                                       1994      198,500         83,742          4,500

  Harry L. Hans                        1996     $140,000       $ 22,401         $4,200
  Group Vice President,                1995      135,000         10,478          4,050
  Engine & Power Train Components(4)   1994      123,000         55,818          4,140


(1) Includes, where applicable, amounts deferred at the election of the executive officer and contributed on his behalf to our Retirement Savings Plan (a 401(k) plan).

(2) The awards reported in this column are restricted phantom stock units relating to Class A shares that were awarded for achievement of performance goals under the Management Incentive Plan begun in 1994. As more fully discussed in the Executive Compensation Committee Report, awards under this plan and any deemed dividend reinvestments that may be credited on those awards generally are nontransferable and subject to forfeiture until five years after the end of the year for which they were granted. As required by SEC rules, for purposes of attributing a dollar value to the units reported in this column, values have been calculated by multiplying the number of units awarded by the grant date closing price for a Class A share on the NASDAQ National Market System. Please note, however, that awards under the Management Incentive Plan are denominated in share units, not dollars, so that the potential payout on an award, when and if vested, is tied directly to the market value performance of Class A shares after the grant. Thus, the actual dollar amount a grantee ultimately may realize from a reported award will depend on our future performance and on general market conditions prevailing in the future.

    As cash dividends are paid on Class A stock, additional phantom share units, which correspond to the dividends paid, are credited to employees' accounts.

    As of December 31, 1996, before the 1996 awards reported in this column, the named executives held the following numbers of share units, which had the following values based on the Class A share closing price on the NASDAQ National Market System on the last trading day of 1996: Todd W. Herrick -- 4,438.48 share units valued at $254,658; John H. Foss -- 2,944.57 share units valued at $168,941; and Harry L. Hans -- 1,477.06 share units valued at $84,706.

(3) Amounts shown are Company matching contributions to the Retirement Savings Plan.

(4) Retired December 31, 1996.

                                      6


Retirement Plans

Our retirement plan, which is a broad-based defined benefit and (since 1985) noncontributory plan, and our supplemental retirement plan, which covers certain executives, provide benefits in the event of normal (i.e., at age
65), early, deferred, or disability retirement. Upon a participant's death, these plans provide a surviving spouse pension and a refund of any pre-1985 employee contributions. Participants are vested after five years of credited service. As of January 1, 1997, Mr. Todd Herrick had 32.5 years of credited service, Mr. Foss had 18 years, and Mr. Hans had retired with 40.5 years of credited service.

Retirement benefits under these plans are provided to a vested participant in the form of a life-time pension, the amount of which is equal to a percentage of the participant's average base salary over the 60 months immediately before his or her retirement date, multiplied by years of credited service (up to a maximum of 35 years), and reduced in the case of certain benefits payable under the supplemental retirement plan by a percentage of Social Security benefits.

The table below shows the estimated annual pension benefit (which is not subject to further deduction for Social Security benefits or other offset amounts) payable under the plans on a straight life annuity basis to executive officers retiring at age 65 in the earnings and years of service classifications specified, without considering any benefits which in some cases may be payable to a participant due to voluntary contributions made by the participant before 1985.

                              Pension Plan Table


                                                    Estimated Annual Benefit at Age 65
   Average                                             for Years of Service Indicated
                                             ---------------------------------------------------
   Annual                                                                                  35 or
 Base Salary                                    15         20         25         30       Longer
 -----------                                 --------   --------   --------   --------   -------
  $ 90,000 ...............................   $ 16,875   $ 22,500   $ 28,125   $ 33,750   $ 39,375
   100,000 ...............................     18,750     25,000     31,250     37,500     43,750
   125,000 ...............................     23,437     31,250     39,062     46,875     54,687
   150,000 ...............................     28,125     37,500     46,875     56,250     65,625
   175,000 ...............................     35,630     47,507     59,384     71,261     84,386
   200,000 ...............................     41,255     55,007     68,759     82,511     97,511
   225,000 ...............................     46,880     62,507     78,134     93,761    110,636
   250,000 ...............................     52,505     70,007     87,509    105,011    123,761
   275,000 ...............................     58,130     77,507     96,884    116,261    136,686
   300,000 ...............................     63,755     85,007    106,259    127,511    150,011
   400,000 ...............................     86,255    115,007    143,759    172,511    202,511
   450,000 ...............................     97,505    130,007    162,509    195,011    228,761
   500,000 ...............................    108,755    145,007    181,259    217,511    255,011

EXECUTIVE COMPENSATION
   COMMITTEE REPORT

This report is provided by the Executive Compensation Committee. None of the committee members is an employee of the Company.

Compensation Philosophy and Objectives

Beginning in 1994, we dramatically changed our approach to compensating executives. We abandoned the use of traditional discretionary cash bonuses in favor of a "pay for performance" philosophy designed to accomplish three primary objectives:

* Encouraging teamwork among members of management and excellence in the performance of individual responsibilities.

* Aligning the interests of key managers with the interests of shareholders by offering an incentive compensation vehicle that is based on growth in return on equity and shareholder value.

* Attracting, rewarding, and retaining strong management.

Our "pay for performance" strategy is intended to enhance shareholder value:

* In the short term, by focusing management's attention on return on equity, cash return on assets, and other measures of current financial performance so as to challenge each of the Company's business groups to achieve and maintain positions of market leadership, to reduce costs where appropriate, and to continually seek to maintain and enhance the Company's reputation for excellence in product quality and customer service.

* In the longer term, by causing a substantial portion of each executive's potential compensation to be directly tied to market performance of Company stock.

Management Incentive Plan Awards

The principal tool for implementing our "pay for performance" philosophy is the Management Incentive Plan, a so-called "phantom stock" plan which covers approximately 35 key executives, including all executive officers. (The Company also has a plan for awarding annual cash bonuses based on similar performance criteria, which covers approximately 100 lower level management employees.) The Management Incentive Plan is structured to provide both a short-term incentive tied to achievement of company-wide and business unit annual performance goals and a long-term incentive tied to the market performance of Company stock.

All Plan awards are maintained in phantom stock "units" considered for record keeping purposes as equivalents to Class A shares and valued accordingly. Except in cases of earlier employment termination due to death, disability, or retirement, or in the event of a "change in control" (as defined in the Plan), the entire award granted an employee under the Management Incentive Plan for any year (including the 1996 awards reported in the Summary Compensation Table) is subject to forfeiture if the grantee does not remain with the Company for at least five full fiscal years. As cash dividends are paid on Class A shares, additional phantom stock units (also subject to forfeiture), equal in value to the dividends paid, are credited to employee accounts under the Plan. Thus, the potential payout on an award, although payable only in cash, is tied directly to the market value performance of Class A shares over a five-year period. For purposes of computations under the Plan, units are valued at the average of the closing prices for the Class A shares on the first trading day of the month over the eleven months preceding the valuation date, rather than by the method required by the SEC for the Summary Compensation Table.

The Management Incentive Plan affords us broad discretion to determine the amounts of awards granted, subject only to a limitation setting the maximum number of units awardable during a given year at 2% of the number of Class A shares outstanding at the end of the year. We also have broad discretion under the Plan to establish criteria under which otherwise eligible employees may receive awards. In general, however, as was true for 1996, before or early in each year, we expect to establish objective company-wide and business group performance criteria and, after year-end, to use the Company's actual performance -- measured against these criteria -- as the principal basis for phantom stock grant decisions for that year.

For 1996, the company-wide criteria established for the Corporate Office Group, which includes Todd Herrick and John Foss, related to return on equity, both in absolute terms and in relation to historical performance. The same Company-wide return on equity criteria also were established for each business unit, including the Engine & Power Train Group headed by Mr. Hans, and additional group criteria relating to cash return on assets (both absolute and relative to prior performance) also were established for each business unit. Under the Plan as implemented for 1996, depending on the extent to which actual return on equity for that year (and, for employees in a business unit, the extent to which the unit's actual cash return on assets for the year) fell within or exceeded our pre-approved ranges, each covered employee could receive an award of phantom stock units equal to up to 40% of 1996 salary based on these objective criteria. In addition, each covered employee could receive an award of up to 10% of 1996 salary depending on our evaluation of 1996 performance based on achievement of business plan goals, completion of specified strategic plan actions, recommendations of the CEO, and such other factors as we deem appropriate.

Return on equity for 1996 was good in absolute terms but declined slightly from 1995, causing the portion of 1996 awards based on that standard to decline from the year before. Cash return on assets for the Engine & Power Train Group improved over 1995, resulting in higher objective-based awards for its executives than was the case last year. In each case, 1996 awards to executive officers on the basis of objective performance criteria made up more than 50% of their total awards.

The balance of each award, while necessarily determined in a more subjective manner, was also based on 1996 performance. We believed that the performance of each business group reflected a team effort on the part of the executives in that group.

In the interest of maintaining team spirit, we concluded that all covered employees in a given group should receive awards which were identical in terms of percentage of salary. In fixing this portion of the awards for executives in the Corporate Office Group (which includes the CEO), we considered the degree to which the Company had succeeded in accomplishing strategic objectives established at the beginning of the year by the CEO, including objectives relating to international planning, acquisitions, human resources, employee benefits, investor and public relations, and other matters. The non-objective portions of the awards for participating employees in other groups were based principally on the CEO's recommendations, which were in turn based on the performance of those groups in relation to their business plans for the year.

Salaries

In keeping with our "pay for performance" philosophy, we believe executive officers should receive salaries that are reasonable but modest in light of their experience, skills, and responsibilities, and that the opportunity to achieve significantly greater total compensation should be tied to the Company's short- and long-term performance through the potential for awards under the Management Incentive Plan. When we considered 1996 executive salaries, it was our shared perception, based on our general business knowledge and without review of any data specifically collected by us for that purpose, that existing salary levels for the CEO and other executives continued to be too low given their responsibilities. In our salary deliberations with respect to executive officers other than the CEO, we considered the CEO's recommendations. The Company's fiscal 1995 performance also was a factor, but not a controlling factor, in our decisions on 1996 salary, due to our belief that short-term performance generally is not appropriate for consideration with respect to that form of compensation. Based on these considerations, we decided to increase the 1996 salary for each executive officer to the level reported in the Summary Compensation Table. Except for the fact that we did not obtain a recommendation from the CEO concerning his own salary, we made our salary determinations on the same basis for each executive officer.

Concluding Observations

Management has reported to us that our "pay for performance" strategy continues to have an observable, positive effect on employee behavior and appears to be promoting the precise objectives it was intended to promote. We therefore expect to continue to approach executive compensation in a similar fashion in 1997 and for the foreseeable future. Nevertheless, we intend to closely monitor the continuing impact of compensation philosophy on Company performance and shareholder value and to consider ways in which current plans and policies might be improved.

Section 162(m) of the Internal Revenue Code generally prohibits the deduction of certain compensation in excess of $1 million per year paid by a publicly-held corporation to any individual named in the corporation's summary compensation table for the year. As shown in the Summary Compensation Table, the compensation paid to each of the Company's executive officers was well below $1 million for 1996, and we expect the same will be true for the current year. Therefore, we have decided to defer consideration of any compensation policies related to Section 162(m) for the present.

Presented by the members of the Executive Compensation Committee of the Board of Directors

         Dean E. Richardson, Chairman
         Peter M. Banks
         Jon E. Barfield
         Stephen L. Hickman

SHAREHOLDER RETURN
   PERFORMANCE PRESENTATION

The graph which follows compares the performance over the last five years of the Company's voting common stock (since April 22, 1992, the Class B stock, trading symbol TECUB) to the Standard & Poor's 500 Stock Index and to a composite industry group index made up of the Standard & Poor's Household Furnishing and Appliances Index (70%) and the Standard & Poor's Diversified Machinery Index (30%). The graph assumes: (1) an investment of $100 in the voting common stock and in each index on December 31, 1991, (2) retention of the Class A shares paid as a one-for-one dividend on the Class B stock on May 29, 1992 and the Class A shares paid as a one-for-one dividend on both classes on June 30, 1993, and (3) reinvestment of all cash dividends in shares of the same class.

               Comparison of Five Year Cumulative Total Return
               Among Tecumseh Products Company, S&P 500 Index,
                       and S&P Composite Industry Index

                                   1991      1992      1993      1994      1995      1996
                                 -------   -------   -------   -------   -------   -------
  Tecumseh Products Co.          $100.00   $112.64   $190.23   $190.21   $225.99   $256.90
  S&P 500 Index                   100.00    107.62    118.46    120.03    165.13    203.05
  S&P Composite Industry Index    100.00    109.39    158.89    137.18    167.79    171.38

COMPENSATION COMMITTEE
   INTERLOCKS AND INSIDER
   PARTICIPATION

Messrs. Barfield, Hickman, and Richardson served on the Executive Compensation Committee throughout 1996. Mr. Gelder served on the committee until resigning last October, and Dr. Banks was appointed as his successor. Dr. Banks did not participate in the committee's deliberations concerning 1996 executive salaries or the establishment of 1996 performance goals under the Management Incentive Plan. Mr. Gelder did not take part in granting 1996 awards under that plan. No one who served on the committee is or ever has been an officer or employee of the Company or any of its subsidiaries.

Mr. Gelder is a member of the law firm of Miller, Canfield, Paddock and Stone, P.L.C. We retained that firm as our general legal counsel in 1996 and have retained it again this year.

John H. Foss (a Company director and executive officer) served during 1996 and continues to serve on the board and compensation committee of Bartech, Inc. That company is owned by the family of Mr. Barfield, then and still its Chief Executive Officer. During a portion of 1996, Mr. Foss also served on the board and compensation committee of Utility Support Services, Inc., which also was owned by Mr. Barfield's family and of which Mr. Barfield also was Chief Executive Officer.

RELATIONSHIP WITH
   INDEPENDENT ACCOUNTANTS

Ciulla, Smith & Dale, LLP, our independent accountants for the fiscal year ended December 31, 1996 and for many years before, will continue to serve for the fiscal year ending December 31, 1997. A representative of Ciulla, Smith & Dale, LLP will be present at the annual meeting and available to respond to appropriate questions from shareholders. He will have an opportunity to make a statement if he so desires.

OTHER MATTERS

We know of no business to be acted on at the annual meeting other than the matters listed in the accompanying Notice of Annual Meeting. If any other matter does properly come before the meeting, proxies returned to us will be voted on the matter in accordance with the judgment of the proxy holders.

Form 10-K

If you were a record or beneficial owner of either class of our common stock on February 28, 1997, you may request a copy of the Annual Report on Form 10-K we filed with the SEC for 1996 (including the financial statements, schedules, and exhibits) by writing:

      Tecumseh Products Company
      100 East Patterson Street
      Tecumseh, Michigan 49286
      Attention: Daryl P. McDonald
      Corporate Counsel and Secretary

We will provide these copies without charge.

1998 Shareholder Proposals

In order for shareholder proposals for the 1998 annual meeting of shareholders to be eligible for inclusion in the Company's proxy statement, they must be received at our principal office no later than November 14, 1997.

Proxy Solicitation Expenses

The Company will pay the expenses of this solicitation. We have engaged Georgeson & Company Inc. to assist in soliciting proxies, for which we will pay a fee estimated at $7,500 plus out-of-pocket expenses. We also may pay brokers, nominees, fiduciaries, custodians, and other organizations performing similar functions their reasonable expenses for sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, directors, officers, and regular employees of the Company may solicit proxies in person, or by telephone, fax, or similar means.

YOUR VOTE IS VERY IMPORTANT. If you are a Class B shareholder, please complete and return the enclosed proxy as soon as possible, even if you currently plan to attend the annual meeting in person.

By Order of the Board of Directors,

/s/ Daryl P. McDonald
---------------------
Daryl P. McDonald
Corporate Counsel and Secretary

Tecumseh, Michigan
March 14, 1997

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE

    TESCUMSEH
PRODUCTS COMPANY


1. Election of Directors.
                                                         With-   For All
Kenneth G. Herrick         John W. Gelder         For    hold    Except
Todd  W. Herrick           Stephen L. Hickman    /  /    /  /     /  /
John H. Foss               Peter M. Banks
J. Russell Fowler          Jon E. Barfield
Dean E. Richardson

                NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee's(s') name(s). Your shares will be voted for the remaining nominees(s).


RECORD DATE SHARES:

Please be sure to sign and date this proxy.    Date ____________
_____________________________ __________________________________
Shareholder sign here         Co-owner sign here

                    Mark box at right if comments or address change have
                    been noted on the reverse side of this card.      /  /

DETACH CARD

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                          TECUMSEH PRODUCTS COMPANY
   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                  OF SHAREHOLDERS TO BE HELD APRIL 23, 1997


By signing on the reverse side, I (or, if more than one person signs, we)-

       o authorize either of Kenneth G. Herrick or Todd W. Herrick to act as my (or our) proxy at the Annual Meeting of Shareholders of Tecumseh Products Company to be held on Wednesday, April 23, 1997, and at any adjournments of that meeting;
       o give each proxy full power to name another person to substitute for him as proxy;
       o authorize each proxy to vote any and all shares of Tecumseh Products Company Class B Common Stock, $1.00 par value, registered in my name (or our names), or which for any reason I (or we) may be entitled to vote; and
       o direct the proxies to vote as specified below and to vote in their discretion on any other matters that may come before the meeting.

If you sign and return this proxy, the proxies will vote your shares as specified on the reverse side. If you do not specify how to vote, the proxies will vote your shares FOR the election of all nominees listed on the reverse side as Directors, and in their discretion on any other matters that may come before the meeting.


 PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.



Please sign exactly as your name(s) appears(s) on the reverse side. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.


HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?
_________________________________       _________________________________
_________________________________       _________________________________

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    WE APPRECIATE YOUR PROMPT ACTION IN SIGNING AND RETURNING THIS PROXY.